UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2005

FIFTH THIRD BANCORP

(Exact name of registrant as specified in its charter)

Ohio

(State or other jurisdiction of incorporation)

0-8076	31-0854434
(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center
38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of principal executive offices)	(Zip Code)

(513) 534-5300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 22, 2005, the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors of Fifth Third Bancorp (the “Company”) determined the 2005 compensation for Directors of the Company.

For 2005, non-employee Directors of Fifth Third Bancorp will receive a single annual retainer of approximately $50,000, payable $25,000 in cash and a restricted stock award of 592 shares granted under the Fifth Third Bancorp Incentive Compensation Plan and vesting in full on December 22, 2005. Additionally, non-employee Directors of Fifth Third Bancorp will receive a grant of stock appreciation rights with respect to 5,000 shares of Fifth Third Bancorp common stock under the Fifth Third Bancorp Incentive Compensation Plan.

Non-employee Directors (other than committee chairs) will also receive a fee of $1,500 per Board meeting attended and a fee of $1,500 per committee meeting attended. Non-employee committee chairs will receive an additional annual retainer of $7,500 and receive $2,500 per committee meeting. Directors who are also employees receive no additional compensation for service on the Board or its Committees.

Pursuant to a Deferred Compensation Plan, Directors may annually defer from one-half to all of their cash compensation as Directors until age 65 or until they cease to serve on the Board, whichever occurs last. The deferred funds bear interest until paid at an annually adjusted rate equal to 1% over the U.S. treasury bill rate or Directors may elect to receive a return on deferred funds at a rate equal to the rate of return on the Company’s Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP (Registrant)

March 24, 2005	/S/ R. MARK GRAF
R. Mark Graf Senior Vice President and Chief Financial Officer

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